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                                                                    Exhibit 99.1

                       [AMERICAN TOWER LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

                                                        ATC Contact: Anne Alter,
                                   Vice President of Finance, Investor Relations
                                                      Telephone:  (617) 375-7500

                American Tower Corporation Prices Units Offering

BOSTON--Jan. 23, 2003--American Tower Corporation (the "Company") (NYSE:AMT) today announced that it has agreed to sell units consisting of (1) 12.25% senior subordinated discount notes due 2008 of American Tower Escrow Corporation ("Escrow Corp."), a newly formed wholly owned, direct subsidiary of the Company, and (2) warrants to purchase 11.4 million shares of Class A common stock of American Tower Corporation at $0.01 per share through an institutional private placement for aggregate gross proceeds of approximately $420 million.

No cash interest will accrue on the notes. Instead, the accreted value of each note will increase between the date of original issuance and the maturity date at a rate of 12.25% per annum calculated on a semi-annual bond equivalent basis. The warrants represent 5.5% of the Company's outstanding common stock (assuming exercise of all warrants issued in this offering) and are not exercisable for three years from the closing date of the offering. The closing of the offering is expected later this month.

Subject to receipt of the consents referred to below, the Company intends to use the net proceeds of this offering in the following manner: to refinance a portion of term loans outstanding under its credit facilities and to replace a portion of the revolving loan capacity thereunder; to fund repurchases of its outstanding 2.25% convertible notes, whether as a result of holders of the 2.25% convertible notes exercising their put right on October 22, 2003 or the Company repurchasing such notes at its discretion before that date; and for general corporate purposes.

At closing, the net offering proceeds will be held in escrow for Escrow Corp. pending receipt of certain consents of the lenders under the Company's credit facilities. Upon receiving consents of the lenders under the Company's credit facilities, the funds will be released to, and the notes will become the obligation of, American Towers, Inc., a wholly owned, direct operating subsidiary of the Company, and will be subordinated to the senior secured credit facilities and structurally senior to all existing and future indebtedness of the parent American Tower Corporation. If such consents are not received within 60 days after the closing, the notes will be repaid and the warrants will expire.

The Company is seeking an amendment to the Company's credit facility which would give the necessary consents including permitting the Company to use up to $217 million, consisting of cash on hand and a portion of the net offering proceeds, to repurchase its 2.25% convertible notes. Pursuant to this proposed amendment, the Company expects that it would repay no less than $200 million of the term loans outstanding under its credit facilities and replace no less than $200 million of availability under its revolving credit facility, resulting in aggregate reduction in credit facility capacity of no less than $420 million. The actual amount of the permanent reduction in the lenders' credit facility commitments and the other terms of the amendment will depend on negotiations with the lenders. The Company can provide no assurances as to whether it will be able to obtain the consent of its lenders and the terms of any such amendment.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the units.

The units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release contains "forward-looking statements" regarding our ability to complete this private placement, obtain the consent of our lenders and effectively use the proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for our notes in particular.